Exhibit 99.1

Hillenbrand Announces $100 Million Increase in Share Repurchase Plan

•	Board expands share repurchase authorization to $200 million, effective immediately

•	$71.4 million have been utilized through December 31, 2016

BATESVILLE, Ind., February 23, 2017 --/PRNewswire/ --Hillenbrand, Inc. (NYSE: HI) announced today that the Board of Directors authorized an increase of $100 million in the company’s existing stock repurchase program. The authorization is effective immediately and brings the maximum cumulative repurchase authorization to $200 million. As of December 31, 2016, the company has completed $71.4 million in share repurchases under the program.

The additional $100 million supports Hillenbrand’s practice of returning cash to shareholders. The expanded share repurchase plan does not change the company’s overall capital allocation strategy or its commitment to M&A.

“The board’s action to increase the authorization for share repurchases demonstrates their confidence in the future earnings and cash generation power of Hillenbrand,” said Joe Raver, President and CEO of Hillenbrand. “The increase in authorization allows us to continue to utilize our strong free cash flow to return capital to shareholders beyond the existing dividend program.”

Purchases under the program may be made in the open market or in privately negotiated transactions from time to time at management’s discretion. The repurchase program may be suspended or discontinued at any time.

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About Hillenbrand
Hillenbrand (www.hillenbrand.com) is a global diversified industrial company with multiple market-leading brands that serve a wide variety of industries across the globe. We pursue profitable growth and robust cash generation in order to drive increased value for our shareholders. Hillenbrand’s portfolio is composed of two business segments: the Process Equipment Group and Batesville. The Process Equipment Group businesses design, develop, manufacture and service highly engineered industrial equipment around the world. Batesville is a recognized leader in the North American death care industry. Hillenbrand is publicly traded on the NYSE under “HI”.

CONTACTS

Investor Relations for Hillenbrand
Chris Gordon, Director, Investor Relations
Phone: 812-931-5001
Email: chris.gordon@hillenbrand.com

Corporate Communications for Hillenbrand
Tory Flynn, Director, Corporate Communications
Phone: 812-931-5024
E-mail: tory.flynn@hillenbrand.com